[3M LETTERHEAD]





December 21, 1995


Paul A. Brown, M-D.
Chairman of the Board
HEARx Ltd.
471 Spencer Drive
West Palm Beach, FL 33409                    FAX: 407/478-9603

Dear Paul:

Thank you for your letter dated December 12, 1995. We are prepared to agree to the following.

HEARx will
     1.   pay to 3M $308,000 by December 31, 1995;
     2.   commit that its centers will expand their 3m purchases;
     3. reduce the conversion price of debt to common stock from $0.85 to $0.618 for the initial conversion of $400,000 from debt to equity pursuant to Paragraph I of the May 1, 1995 Agreement. To accomplish this, H will appropriately amend the Stock Purchase Agreement, dated July 24, 1995, and Certificate of Designations, Preferences and Rights of Senior Preferred Stock Series E, which is attached to the Stock Purchase Agreement as Exhibit A. HEARx will promptly send to 3M a certificate for an additional 1,270 shares of Senior Preferred Stock Series E, which is convertible to common stock at a ratio of 1:100.

Upon condition that HEARx performs these obligations, 3M will
     1. reduce the $808,000 HEARx owes to 3M pursuant to our agreement dated May 1, 1995 by $308,000. Paragraph 4 of the May 1, 1995 Agreement will be amended to show that the remaining debt will be $500,000, instead of $600,000.
     2. waive the requirement in paragraph 3 of the May 1, 1995 Agreement that HEARx pay to 3M $280,000 plus interest by December 12, 1995.
     2. waive the requirement that HEARx purchase 3,200 3M hearing instruments in 1995.
     3. waive its demand for $22,000 that you disputed, which is apart from our May 1, 1995 agreement.

All other terms and conditions of the May 1, 1995 agreement remain in effect.

If HEARx agrees with this, please sign below and fax a signed copy to me. Please wire the $380,000 by December 31 to 3M at the following address:
     Norwest Bank Minnesota N.A.
     Minneapolis, MN
     ABA#: 091 00 00 19
     Benefactor: 3M Company
     Account #: 0030-103.

Sincerely

/s/ Gabi J. Sabongi
Gabi J. Sabongi
Business Manager


AGREED
HEARx, Ltd.

By  /s/ Paul A. Brown
   -------------------------
     Paul A. Brown, M.D.
     Chairman


cc:  Howard J. Bergman
     Scott T. Henderson
     Kimberly F. Chaney